Exhibit 10.7

THE LAW OFFICES OF

THOMAS C. COOK, LTD.

ATTORNEY AND COUNSELOR AT LAW

500 N. RAINBOW, SUITE 300

LAS VEGAS, NEVADA 89107

(702) 221-1925

FAX (702) 221-1963

CONTRACT FOR SERVICES

The following constitutes an Agreement (the “Agreement”) between The Law Offices of Thomas C. Cook (“TCC”), 500 N. Rainbow Blvd., Suite 300, Las Vegas, Nevada 89107, and the undersigned (hereinafter referred to as the "Client"):

COMPANY: EZJR, Inc. (the “Client”)

ADDRESS: 2001 Lawrenceville Suwanee Road, Suite 300

CITY/STATE/ZIP: Suwanee, GA 30024

CONTACT PERSON: Ed Zimbardi

TELEPHONE: (678) 866-3414

TCC hereby agrees to perform legal services for the Client, specifically securities work to keep EZJR, Inc. a fully reporting with the U.S. Securities and Exchange Commission and a publicly traded company. In consideration of mutual promises made herein and for other good and valuable consideration, the sufficiency of which are hereby acknowledged by TCC and Client, both parties agree as follows:

1. Duties of TCC: TCC will provide the following services:

(a) “Securities Legal Work” - the preparation for Client of all the required documents with regards to its filing requirements with the SEC. This includes all legal documents, including, attorney legal opinions and other necessary documents required to keep the Client a fully reporting Company with the SEC.

(b) The preparation and filing for Client of the required Current Reports on Form 8-K, Quarterly and Annual Reports with the SEC.

(c) The preparation and filing of any Information Statements with regards to any corporate actions.

(d) The Edgarization and filing reports with the U.S. Securities and Exchange Commission.

(e) Business consulting with regards to capital structure, required full compliance filings and development of the Client’s business.

(f) TCC will render aforementioned securities work for the period January 1, 2014 through December 31, 2014 (end of contract).

2. Duties Not To Be Performed by TCC: TCC will not provide the following services:

(a) The preparation of any press releases for the company, nor the review, editing or commenting beforehand on any press releases the Client disseminates.

(b) Negotiating any business contacts, licensing agreement or business arrangements with other individuals or entities on behalf of the Client.

(c) Preparing or drafting any non-securities related documents for the Client.

3. Client to Provide Information: Client agrees to provide TCC with any information and documents as may be requested by TCC in connection with the services to be performed for Client. Client shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by TCC on behalf of Client.

4. Compensation: Client shall provide TCC with compensation of 110,000 unregistered restricted common shares, that can be purchased from the Client at their stated par value $0.001 per share. This purchase establishes a basis for the price of the stock. TCC services associated with this contract cover legal fees for services from January 1, 2014 through December 31, 2014.

5. Other Expenses: TCC’s compensation does not include any direct filing fees required to be submitted with any registration, filings, auditor fees, accounting fees, State filings, CUSIP fees or self-regulatory agency fees, all of which must be paid directly by the Client. Client must issue checks in full payment of these fees, payable to the appropriate payee, in the appropriate amount, and return the checks to TCC along with the executed documents. TCC will submit these checks to the appropriate payees along with the associated documents. Similarly, TCC is not responsible for certain printing or overnight mail costs or accounting expenses (Client is responsible for obtaining and paying for its own audited financial statements) associated with the documentation described above. Client will issue a check for these costs and expenses and return the check to TCC along with the executed documents for their submission to the appropriate authorities.

6. TIMELY REVIEW BY CLIENT: IF DOCUMENTS ARE NOT RETURNED TO TCC, CORRECTLY EXECUTED AND WITH PROPER PAYMENT AS INDICATED BY THE COVER LETTER REFERRED TO IN ITEM 4 HEREIN, WITHIN 21 DAYS OF SUBMISSION OF SUCH DOCUMENTS TO THE CLIENT, TCC WILL NOT GUARANTEE THAT THE DOCUMENTS WILL BE ACCEPTED BY TCC OR RECEIVE PRORITY TREATMENT UPON THEIR RETURN. DOCUMENTS WHICH ARE HELD BY THE CLIENT FOR 30 DAYS OR LONGER MAY REQUIRE REVISIONS WHICH WILL BE BILLED TO THE CLIENT AT TCC’S THEN CURRENT HOURLY RATE. FURTHERMORE, SOME STATE AGENCIES DO NOT ACCEPT DOCUMENTS WHICH HAVE BEEN SIGNED/NOTARIZED MORE THAN 30 DAYS PRIOR TO RECEIPT BY SUCH AGENCY OF SAID DOCUMENT. ANY DOCUMENT THAT REQUIRES REVISION DUE TO THE CLIENT’S FAILURE TO RETURN THE AFOREMENTIONED DOCUMENTS TO TCC WITHIN THE TIMEFRAME FIRST INDICATED ABOVE WILL BE BILLED TO THE CLIENT AT TCC’S THEN CURRENT HOURLY RATE. FINALLY, ANY DOCUMENTS WHICH ARE NOT RETURNED TO TCC WITHIN 120 DAYS MAY, AT TCC’S SOLE DISCRETION, BE CONSIDERED NULL AND VOID, IN WHICH CASE FULL PAYMENT IS DUE TCC PURSUANT TO ITEM 3 HEREIN.

7. Certain Circumstances: TCC assumes no responsibility for any occurrences beyond its control, including but not limited to Federal or FINRA filing backlogs or agency computer breakdowns, which may result in processing delays. TCC will use its best efforts to prepare documents and SEC filings for Client but cannot guarantee that the SEC will comment of TCC’s work; however, in the event that there is an error or oversight on the part of TCC, TCC will use its best efforts to resolve the problem at no additional expense to Client. In no event will TCC be liable for actual, incidental, consequential, related or any other type of damages, in any amount, attributable to such error or oversight on the part of TCC.

8. Indemnification: Client hereby agrees to indemnify and hold harmless TCC, its partners, employees, agents, representatives, assigns, and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons) from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which it is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as TCC has not committed intentional or willful misconduct, nor acted with gross negligence, in connection with the services which form the basis of the claim for indemnification. Client further agrees that TCC shall incur no liability on account of this agreement or any acts or omissions arising out of or relating to this agreement except for such intentional or willful misconduct. This paragraph shall survive the expiration or termination of this agreement.

Client also expressly indemnifies TCC for any future liabilities, either administrative, civil, or criminal related to the improper use by Client or its assigns of any and all documentation that is provided to Client by TCC pursuant to this Agreement.

Client hereby further agrees to indemnify TCC against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising therefrom (collectively a “Claim”), in which TCC may be involved (whether as a witness or a party) as a result of any application or document filed or processed by TCC, on the Client’s behalf, which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of TCC, violates any statute, rule or order of any Federal, state or self-regulatory authority. Client agrees that TCC shall have no responsibility to verify the accuracy or adequacy of any statement, document, fact or information provided to TCC by Client or Client’s attorney, accountant, representative or agents.

9. Independent Contractor Status: TCC shall perform its services under this contract as an independent contractor and not as an employee of Client or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that TCC shall have no authority to act for, represent or bind Client or any affiliate thereof in any manner, except as provided for expressly in this Agreement or in writing by Client.

10. Conflicting Counsel: TCC cannot prohibit Client from seeking outside counsel to prepare, review or edit the securities work performed by TCC; if the outside counsel has material changes or strategic changes to TCC work, TCC reserves the right to cancel this agreement immediately, cancel all work to be performed, and not be required to return any fees to the Client.

11. Additional Services: Client understands and acknowledges by the acceptance of this Agreement that any and all services outside the direct scope of the documents listed in Section 1 above shall be billed to Client by TCC at TCC’s then current hourly rates. Such services need to be agreed to by both TCC and Client, in writing before any works begin.

12. Amendment and Modification: Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties. No oral modifications to this Agreement may be made.

13. Entire Agreement: This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. The failure by TCC to insist on strict performance of any term or condition contained in this Agreement shall not be construed by Client as a waiver, at any time, of any rights, remedies or indemnifications, all of which shall remain in full force and effect from time of execution through eternity.

14. Agreement Binding: This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto. Client shall not assign its rights or delegate its duties under any term or condition set forth in this Agreement without the prior written consent of TCC.

15. Attorney’s Fees: In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney’s fees to be fixed by the arbitrator, mediator, trial court and/or appellate court.

16. Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

17. Governing Law: This Agreement shall be governed by the laws of the State of Nevada, and the venue for the resolution of any dispute arising thereof shall be in Clark County, State of Nevada.

18. Client Responsibility: The Client understands that any and all suggestions, opinions or advice given to the Client by TCC are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Client and not with the TCC.

IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.

Law Offices of Thomas C. Cook, LTD.

By:	/s/ Thomas C. Cook, Esq.	January 28, 2014
	Thomas C. Cook, Esq.	Date

EZJR, Inc.

By:	/s/ Ed Zimbardi	January 28, 2014
	Ed Zimbardi	Date
Chief Executive Officer